UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 16, 2015

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Barrett Business Services, Inc. (the "Company"), has renewed its workers' compensation insurance arrangement with ACE Group effective February 1, 2015. ACE Group, one of the world's largest multiline property and casualty insurers, is a subsidiary of ACE Limited, which is listed on the New York Stock Exchange and is a component of the S&P 500 Index. The Company's arrangement with ACE provides workers' compensation insurance coverage for the Company's employees in California. The annual renewal extends through February 1, 2016.

The arrangement with ACE, known as a fronted program, provides a licensed, admitted workers’ compensation insurance carrier in California to issue policies on behalf of the Company without intending to transfer any of the risk for the first $5.0 million per claim. The risk of loss up to the first $5.0 million per claim is retained by the Company through an indemnification agreement. In addition, ACE continues to be BBSI’s carrier for costs in excess of $5.0 million per claim.

The Company entered into the fronted program beginning in February 2014 in order to address the requirements of legislation adopted in California in September 2012 requiring the California Director of Self-Insurance, effective no later than January 1, 2015, to revoke previously issued certificates of consent to self-insure to any employer engaged in the activities of a professional employer organization, a leasing employer, a temporary services employer, or employer engaged in similar activities. All of the Company's employees in California had been transitioned to the new arrangement prior to December 31, 2014.

The Company makes monthly payments into a trust account to be set aside for the payment of future claims in connection with a reinsurance agreement between ACE and Associated Insurance Company for Excess, a wholly owned captive insurance subsidiary of the Company. The balance in the trust account as of December 31, 2014, totaled $50.1 million. Amounts held in the trust account are also included in restricted marketable securities and workers’ compensation deposits on the Company's consolidated balance sheets.

Premiums payable to ACE are based on a percentage of the Company's total payroll in California. In addition, the Company pays fees to ACE for administrative expenses, taxes and other assessments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.

Dated: January 22, 2015	By:	/s/ James D. Miller
James D. Miller
Vice President-Finance, Treasurer and Secretary